UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 27, 2005

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number:      (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, excluding exhibits.

Item 2.02 — Results of Operations and Financial Condition

On April 27, 2005, Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported net income of $1.6 million or $0.09 per diluted share for the first quarter ended March 31, 2005. This compares to net income of $1.7 million, or $0.10 per diluted share, for the first quarter of 2004. Net income, exclusive of certain unusual non-interest expenses, discussed below, would have been $2.0 million.

Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “We had a tough earnings quarter due to a number of one-time charges. Professional fees due to new regulatory requirements, settlements of obligations to two former members of management who left the company, and a prudent decision to accelerate vesting of options to avoid future expense all impacted our bottom line. We had a productive quarter with favorable trends in loan growth and deposit mix which will position us well for the coming quarters. Furthermore, we are pleased to have paid our second consecutive annual cash dividend of $0.12 on our common stock in the first quarter and announce our first quarterly dividend.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Item 9.01(c): Exhibits

     Exhibit 99:      Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

By:	/s/ Scott C. McLean

Scott C. McLean Senior Vice President

Date:	April 27, 2005